As filed with the Securities and Exchange Commission on April 12, 2024

Registration No. 333-274541

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TKO Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7900	92-3569035
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Fifth Ave, 7th Floor

New York, NY 10010

(646) 558-8333

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew Schleimer

Chief Financial Officer

200 Fifth Ave, 7th Floor

New York, NY 10010

(646) 558-8333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin G. Hamill Michael V. Anastasio Benjamin J. Cohen Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200

Seth Krauss
Chief Legal and Administrative Officer
Robert Hilton
Senior Vice President, Deputy General

Counsel & Corporate Secretary
TKO Group Holdings, Inc.
200 Fifth Avenue, 7th Floor
New York, NY 10010
(646) 558-8333

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The original registration statement (the “Existing Registration Statement) of TKO Group Holdings, Inc. (“TKO Group Holdings”) on Form S-1 (File No. 333-274541) declared effective by the Securities and Exchange Commission (the “SEC”) on September 19, 2023, to which this Registration Statement is a Post-Effective Amendment No. 2 (this “Registration Statement”), covered the (i) resale of up to 29,073,139 shares of our Class A common stock by the selling stockholders named in this prospectus or their permitted transferees, and (ii) the offer and sale by us of up to 300,000 shares of our Class A common stock (the “Conversion Shares”) issuable upon conversion of the 3.375% Convertible Senior Notes due 2023 (the “Convertible Notes”) of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”).

This Post-Effective Amendment No. 2 is being filed to update the Existing Registration Statement to include information contained in the registrant’s Annual Report on Form 10-K and certain other information in such Existing Registration Statement. This Post-Effective Amendment No. 2 to the Existing Registration Statement contains an updated prospectus relating to the offering and sale of the securities registered by the Existing Registration Statement.

No additional securities are registered hereby. All filing fees payable in connection with the registration of the securities covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 12, 2024.

Preliminary Prospectus

TKO Group Holdings, Inc.

Class A Common Stock 8,258,887 Shares

This prospectus relates to the resale of up to 8,258,887 shares of our Class A common stock by the selling stockholders named in this prospectus or their permitted transferees.

On September 12, 2023, World Wrestling Entertainment, Inc., a Delaware corporation (“WWE”) and Endeavor Group Holdings, Inc., a Delaware corporation (“Endeavor”), consummated the business combination of the businesses of WWE and TKO Operating Company, LLC (“TKO OpCo”), which owns and operates the Ultimate Fighting Championship (“UFC”), pursuant to the transaction agreement (the “transaction agreement”), by and among Endeavor, Endeavor Operating Company, LLC, a Delaware limited liability company and subsidiary of EDR (“Endeavor OpCo”), TKO OpCo, WWE, TKO Group Holdings, Inc. (f/k/a New Whale Inc.), a Delaware corporation (“TKO Group Holdings”), and Whale Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of TKO Group Holdings (“Merger Sub”).

We are registering the offer and sale from time to time of shares covered by this prospectus pursuant to such stockholders’ registration rights under a registration rights agreement between us and such stockholders. Subject to any contractual restrictions on them selling the shares of our Class A common stock they hold, the selling stockholders may offer, sell or distribute all or a portion of their shares of our Class A common stock publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from the sale of the shares of our Class A common stock owned by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of these shares of our Class A common stock, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of our Class A common stock.

See “Plan of Distribution” beginning on page 30 of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

We currently conduct our business through TKO OpCo and its subsidiaries. TKO Group Holdings manages and operates the business and controls the strategic decisions and day-to-day operations of TKO OpCo and includes the operations of TKO OpCo in its consolidated financial statements.

TKO Group Holdings has two classes of authorized common stock: Class A common stock and Class B common stock. The Class A common stock and the Class B common stock each have one vote per share. Subsidiaries of Endeavor collectively own all of the outstanding shares of Class B common stock, which represents 52.6% of the voting power of TKO Group Holdings. As a result, they are able to control any action requiring the general approval of our stockholders, including the election of our Board of Directors, the adoption of amendments to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”), and the approval of any merger or sale of substantially all of our assets.

We are a “controlled company” under the corporate governance rules of the Exchange Act applicable to listed companies, and therefore we are permitted to, and we intend to, elect not to comply with certain corporate governance requirements thereunder.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “TKO.” On April 11, 2024, the last reported sale price of our Class A common stock was $97.66 per share.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated,     2024.

i

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under the section of this prospectus entitled “Incorporation by Reference,” before deciding to invest in our Common Stock.

Neither we nor the selling stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the selling stockholders take any responsibility for, nor provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

The Transactions

On September 12, 2023, WWE and Endeavor consummated the business combination of the businesses of WWE and TKO OpCo, which owns and operates UFC, pursuant to the transaction agreement, by and among Endeavor, Endeavor OpCo, TKO OpCo, WWE, TKO Group Holdings, and Merger Sub. The transactions pursuant to which WWE and Endeavor combined the business of WWE and UFC included the following, which we collectively refer to as the “Transactions”: (i) an internal reorganization of WWE (the “Pre-Closing Reorganization”), (ii) following the Pre-Closing Reorganization, the merger of Merger Sub with and into WWE, with WWE surviving the merger as a direct, wholly owned subsidiary of TKO Group Holdings (the “Merger”)—as a result of the Merger, (x) each outstanding share of WWE’s Class A common stock, par value $0.01 per share (the “WWE Class A common stock”) and (y) each outstanding share of WWE’s Class B common stock, par value $0.01 per share (the “WWE Class B common stock”), and together with the WWE Class A common stock, the (“WWE common stock”) that was outstanding immediately prior to the effective time of the Merger (the “effective time”), but excluding any cancelled WWE shares (as defined herein), was, in each case, converted automatically into the right to receive one share of Class A common stock, par value $0.00001 per share (the “TKO Class A common stock”), (iii) following the Merger, the conversion of the surviving corporation in the Merger to a Delaware limited liability company (“WWE LLC”) (the “Conversion”), which was wholly owned by TKO Group Holdings immediately prior to the WWE transfer, (iv) following the Conversion, (x) the contribution by TKO Group Holdings of all of the equity interests in WWE LLC to TKO OpCo in exchange for 49% of the membership interests in TKO OpCo on a fully diluted basis after giving effect to any issuance of membership interests in TKO OpCo in connection with such exchange (such contribution, the “WWE transfer”, and such membership interests, the “WWE Transfer Consideration”) and (y) the issuance to EDR OpCo and certain of its subsidiaries of a number of shares of Class B common stock, par value $0.00001 per share (the “TKO Class B common stock”), representing, in the aggregate, 51% of the voting power of TKO Group Holdings on a fully diluted basis and no economic rights in TKO Group Holdings, in exchange for a payment equal to the par value of such TKO Class B common stock.

Upon the effective time, each issued and outstanding share of WWE common stock (other than cancelled WWE shares) was converted automatically into one validly issued, fully paid and non-assessable share of TKO Class A common stock, which we refer to as the “transaction consideration,” and all such converted shares then ceased to exist and were no longer outstanding. In connection with the Transactions, TKO Group Holdings’ Class A common stock was listed on the NYSE and now trades under the symbol “TKO.”

Immediately following consummation of the Transactions, the 3.375% Convertible Senior Notes due 2023 (the “Convertible Notes”) of WWE became convertible into the transaction consideration. In connection with transactions, we, WWE LLC and the trustee under the indenture governing the Convertible Notes (the “Indenture”) entered into a supplemental indenture pursuant to which, among other things, TKO Group Holdings was added as a co-issuer of the Convertible Notes and assumed, as co-obligor, jointly and severally with WWE LLC, the obligations of WWE LLC under the Convertible Notes and the Indenture.

INDUSTRY AND MARKET DATA

Industry and market data used throughout this prospectus, or incorporated by reference into this prospectus, were obtained through Company research, surveys and studies conducted by third parties and industry and general publications. Certain information in this prospectus, or incorporated by reference into this prospectus, is based on studies, analyses, and surveys prepared by Infiniti Research, Ltd. and Activate, Inc. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” and “Forward-Looking Statements.”

TRADEMARKS

This prospectus contains, or incorporated by reference into this prospectus, references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, or incorporated by reference into this prospectus, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

DEFINITIONS

As used in this prospectus, unless we state otherwise or the context otherwise requires:

•	“we,” “us,” “our,” “TKO Group Holdings,” “TKO,” the “Company,” and similar references refer to TKO Group Holdings, Inc. and its consolidated subsidiaries.

•	“Board” refers to the board of directors of TKO Group Holdings.

•	“DGCL” refers to the General Corporation Law of the State of Delaware.

•

“EDR subscribers” refers to, collectively, EDR OpCo, January Capital Sub, LLC, a Delaware limited liability company and subsidiary of Endeavor, and January Capital HoldCo, LLC, a Delaware limited liability company and subsidiary of Endeavor.

•	“Endeavor” refers to Endeavor Group Holdings, Inc., a Delaware corporation.

•	“Endeavor OpCo” refers to Endeavor Operating Company, LLC, a Delaware limited liability company and subsidiary of Endeavor.

•	“Exchange Act” refers to the U.S. Securities Exchange Act of 1934, as amended.

•

“Fans” are derived from third-party survey data and are based on (i) adults age 18 or older who indicated a Top 2 Box score (i.e., chose one of the two most favorable response options) when surveyed regarding UFC and WWE, respectively, and (ii) internet users age 16-64 who indicated they “regularly follow” or “regularly watch” when surveyed regarding UFC and WWE, respectively.

•

“fully diluted basis” means on a basis calculated assuming the full cash exercise (and not net settlement but, for the avoidance of doubt, including the conversion of the Convertible Notes (to the extent not converted prior to closing of the Transactions)) of all outstanding options, warrants, restricted stock units, performance stock units, dividend equivalent rights and other rights and obligations (including any promised equity awards and assuming the full issuance of the shares underlying such awards) to acquire voting interests of TKO Group Holdings (without regard to any vesting provisions and, with respect to any promised awards whose issuance is conditioned in full or in part based on achievement of performance goals or metrics, assuming achievement at target performance) and the full conversion, exercise, exchange, settlement of all issued and outstanding securities convertible into or exercisable, exchangeable or settleable for voting interests of TKO Group Holdings, not including any voting interests of TKO Group Holdings reserved for issuance pursuant to future awards under any option, equity bonus, share purchase or other equity incentive plan or arrangement of TKO Group Holdings (other than promised awards described above), and any other interests or shares, as applicable, that may be issued or exercised. For the avoidance of doubt, this definition assumes no net settlement or other reduction in respect of withholding tax obligations in connection with the issuance, conversion, exercise, exchange or settlement of such rights or obligations to acquire interests of TKO Group Holdings as described in the foregoing.

•	“NYSE” refer to the New York Stock Exchange.

•

“Social media followers” include the number of followers of UFC and WWE for each individual social media platform—Instagram, Facebook, X, etc.—as sourced from each platform; as such, total followers shown have not been adjusted for duplication among or within platforms or across UFC and WWE and do not represent the number of ‘unique’ followers.

•	“TKO OpCo” refers to TKO Operating Company, LLC, a Delaware limited liability company and a direct subsidiary of ours.

•	“TKO OpCo Units” refers to all of the existing equity interests in TKO OpCo.

•	“transaction agreement” refers to the transaction agreement entered into by Endeavor, WWE, Endeavor OpCo, TKO OpCo, TKO Group Holdings and Merger Sub on April 2, 2023.

•	“UFC” refers to the Ultimate Fighting Championship.

•	“WWE” refers to World Wresting Entertainment, Inc., a Delaware corporation.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. You should not place undue reliance on forward-looking statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including but not limited to descriptions of our business strategy, our total addressable market and our ability to consummate and realize expected benefits from the Merger. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “strive,” “could,” “continue,” “might,” “potential,” “project” or, in each case, their negative, or other variations or comparable terminology and expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the forward-looking statements contained in this prospectus are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	difficulties with the integration and in realizing the expected benefits of the Transactions, including the Merger;

•	the unfavorable outcome of legal proceedings that may be instituted against TKO Group Holdings, UFC, WWE and their affiliates in connection with the Transactions, including the Merger;

•	the inability to capture all or part of the anticipated cost and revenue synergies;

•	potential liabilities that are not known, probable or estimable at this time;

•	the inability to maintain the listing of our Class A common stock on the NYSE;

•	the risk of adverse tax consequences of the Merger and the Conversion;

•	the inability to retain WWE or UFC management, employees and/or talent;

•	the impact of future domestic and international industry trends on our business and our future growth, business strategy and objectives for future operations;

•	the inability to renew or replace our distribution rights agreements on equal or more favorable terms;

•	the possibility that we may be adversely affected by other economic, business and/or competitive factors; and

•	other risks and uncertainties indicated from time to time in this registration statement.

These and other factors are more fully discussed in the “Risk Factors” contained in this prospectus, and under similar heading included in our most recent Annual Report on Form 10-K for the year ended December 31, 2023, incorporated by reference into this prospectus, as well as any amendments thereto reflected in subsequent filings with the SEC. These risks could cause our actual results to differ materially from those implied by forward-looking statements in this prospectus. Even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

All information contained or incorporated by reference in this prospectus is materially accurate and complete as of the date of this prospectus (or as of the date of any such document incorporated by reference). You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to us or any other person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this prospectus. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and may not contain all of the information that is important to you and that you should consider before deciding whether or not to invest in our securities. For a more complete understanding of the Company and this offering, you should carefully read this prospectus, including any information incorporated by reference into this prospectus, in its entirety. Before you decide whether to purchase shares of our Common Stock, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

TKO Group Holdings is a premium sports and entertainment company that operates leading combat sport and sports entertainment brands. TKO owns and manages valuable sports and entertainment intellectual property, positioning the business in what we believe is one of the most attractive parts of the fast-growing global sports, media and entertainment ecosystem.

TKO was formed through the combination of UFC, a preeminent combat sports brand and a subsidiary of Endeavor Group Holdings, Inc. (“Endeavor”), a global sports and entertainment company, and WWE, a renowned sports entertainment business. The merger united two complementary sports and sports entertainment brands in a single company supported by Endeavor’s capabilities in premium IP ownership, talent representation, live events and experiences.

We believe TKO’s brands are well-positioned among sports, media and entertainment peers given their large, diverse and global fanbases. UFC is among the most popular sports organizations in the world. As of December 31, 2023, UFC has more than 700 million fans who skew young and diverse, as well as approximately 260 million social media followers, and broadcasts its content to over 900 million households across more than 170 countries. As of the same period, WWE, a leader in sports entertainment, has over 700 million fans and approximately 360 million social media followers. WWE counts nearly 100 million YouTube subscribers, making it one of the most viewed YouTube channels globally, and its year-round programming is available in over one billion households across approximately 160 countries. In total, our over 350 live events attract over two million attendees on an annual basis and serve as the foundation of our global content distribution strategy.

Recent Developments

As previously disclosed, TKO OpCo, and/or certain of its affiliates, including Endeavor, are party to several substantially similar class-action lawsuits filed against them by former UFC athletes, alleging violations of Section 2 of the Sherman Act. Five related class-action lawsuits filed between December 2014 and March 2015 were consolidated into a single action in June 2015, captioned Le et al. v. Zuffa, LLC, No. 2:15-cv-1045-RFB-BNW (D. Nev.) (the “Le” case), and an additional lawsuit, captioned Johnson et al. v. Zuffa, LLC et al., No. 2:21-cv-1189-RFB-BNW (D. Nev.) (the “Johnson” case), was filed in 2021.

On March 13, 2024, TKO OpCo, and certain of its affiliates, including Endeavor, reached an agreement to settle all claims asserted in both class action lawsuits (Le and Johnson) for an aggregate amount of $335 million payable by TKO and its subsidiaries in installments over an agreed-upon period of time. The terms will be memorialized in a long form agreement and then submitted to the court for approval. TKO anticipates that the settlement amount will be deductible for tax purposes.

Corporate Information

We were formed as New Whale Inc., a Delaware corporation, in March 2023 in connection with the Transactions and changed our name to TKO Group Holdings, Inc. on September 11, 2023. We are a holding company whose principal assets are the TKO OpCo Units we hold in TKO OpCo. Our corporate headquarters are located at 200 Fifth Ave, 7th Floor, New York, NY 10010, and our telephone number is (646) 558-8333. Our website address is TKOgrp.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

RISK FACTORS

Investing in our Class A common stock involves substantial risks. You should carefully consider the following factors, together with all of the other information included in or incorporated by reference in this prospectus, including the additional risk factors incorporated by reference from Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus (please see “Incorporation by Reference”) before investing in our Class A common stock. Any of the risk factors we describe below or incorporated by reference could adversely affect our business, financial condition or results of operations. The market price of our Class A common stock could decline if one or more of these risks or uncertainties develop into actual events, causing you to lose all or part of your investment. We cannot assure you that any of the events discussed below will not occur. While we believe these risks and uncertainties are especially important for you to consider, we may face other risks and uncertainties that could adversely affect our business. Please also see “Forward-Looking Statements” for more information.

Risks Related to this Offering

The shares of Class A common stock covered by this prospectus represent a substantial percentage of the outstanding shares of Class A common stock, and the sales of such shares, or the perception that these sales could occur, could cause the market price of the Class A common stock of TKO Group Holdings to decline significantly and certain selling stockholders still may receive significant proceeds.

Upon effectiveness of the registration statement of which this prospectus forms a part, or upon satisfaction of the requirements of Rule 144 promulgated under the Securities Act (“Rule 144”), certain shareholders of TKO Group Holdings may sell large amounts of TKO Group Holdings’ Class A common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in or putting significant downward pressure on the price of the Class A common stock. Additional sales of a substantial number of shares of Class A common stock in the public market, or the perception that such sales may occur, could have an adverse effect on TKO Group Holdings’ stock price and could impair its ability to raise capital through the sale of additional stock. Furthermore, redemptions or exchanges of common units (and the corresponding shares of Class B common stock) into Class A common stock will have a dilutive effect on the number of outstanding shares of Class A common stock, even if the indirect or direct economic ownership of TKO Group Holdings by holders of Class A common stock remain unchanged.

As of April 10, 2024, TKO Group Holdings had 80,662,908 shares of Class A common stock issued and outstanding. The offer and sale of shares of Class A common stock covered by this prospectus represent 10.2% of the currently issued and outstanding number of shares of Class A common stock, or 4.9% assuming the redemptions or exchange of all common units (and the corresponding shares of Class B common stock) into Class A common stock.

Despite any potential decline in the public trading price of our shares of Class A common stock, the selling stockholders named in this prospectus may still experience a positive rate of return on their shares of Class A common stock due to a differences in their assumed purchase prices of shares of Class A common stock and the public trading price of our shares of Class A common stock.

USE OF PROCEEDS

We are not selling any shares of Class A common stock and we will not receive any proceeds from the sale of shares of Class A common stock that may be sold by the selling stockholders.

The selling stockholders will pay any underwriting fees, discounts and selling commissions incurred by such holders in disposing of their shares of Class A common stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

DETERMINATION OF OFFERING PRICE

Our Class A common stock is listed on the NYSE under the symbol “TKO.” The actual offering price of the shares of our Class A common stock covered by this prospectus will be determined by prevailing market prices at the time of sale, by negotiated private transactions or as otherwise described in the section entitled “Plan of Distribution.”

DIVIDEND POLICY

We do not currently anticipate declaring or paying any other cash dividends to holders of our Class A common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the growth of our business. If we decide to pay cash dividends in the future, the declaration and payment of such dividends will be at the sole discretion of our Board and may be discontinued at any time. In determining the amount of any future dividends, our Board will take into account any legal or contractual limitations, restrictions in our debt agreements, including the UFC Credit Facilities, our actual and anticipated future earnings, cash flow, debt service and capital requirements, the amount of distributions to us from TKO OpCo and other factors that our Board may deem relevant. Because we are a holding company, our cash flow and ability to pay dividends depends upon the financial results and cash flows of our operating subsidiaries and the distribution or other payment of cash to us in the form of dividends or otherwise from TKO OpCo.

However, to the maximum extent permitted by law, we expect to make quarterly distributions of cash received from TKO OpCo in excess of cash required for our taxes or other costs or expenses, unless a majority of the Board determines that TKO OpCo has a bona fide need for such cash (e.g., potential acquisitions) and determines to loan such excess cash to TKO OpCo at market rates.

Such determination is based on a number of considerations, including, but not limited to, our results of operations and capital management plans, the market price of our Class A common stock, the availability of funds to TKO Group Holdings, industry practice and other factors deemed relevant by the Board. In addition, our ability to pay distributions and the amount of any distributions ultimately paid in respect of our common stock is, in each case, subject to us receiving funds, directly or indirectly, from our operating subsidiaries, including the operating subsidiaries of TKO OpCo.

Furthermore, the ability of the operating subsidiaries of TKO OpCo to make distributions to us depends on the satisfaction of applicable state law and is subject to any covenants and restrictions in existing agreements with respect to such distributions, and the ability of TKO OpCo to receive distributions from its own subsidiaries will continue to depend on applicable state law with respect to such distributions. There can be no guarantee that our stockholders will receive or be entitled to dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions described in this prospectus under “The Transactions.” During the year ended December 31, 2023, holders of WWE’s outstanding convertible debt converted the remaining amount of outstanding debt and WWE delivered approximately 8.5 million shares of WWE Class A common stock and TKO delivered 176,079 shares of TKO Class A common stock in accordance with the original terms of the convertible debt (“Convertible Debt Transactions”).

The unaudited pro forma condensed combined financial information assumes that the Transactions are accounted for as a reverse acquisition using the acquisition method of accounting, with TKO Group Holdings treated as the legal acquirer and TKO OpCo treated as the accounting acquirer. In identifying TKO OpCo as the acquiring entity for accounting purposes, WWE and TKO OpCo considered a number of factors, including the relative voting rights and corporate governance structure of TKO Group Holdings. TKO OpCo is considered the accounting acquirer primarily based on the fact that, subsequent to the consummation of the Transactions, certain subsidiaries of Endeavor have the majority of the voting power over TKO Group Holdings and also control the nomination for a majority of the Board. Additionally, subsequent to the consummation of the Transactions, TKO OpCo is TKO Group Holdings’ only operating subsidiary with certain subsidiaries of Endeavor retaining 51.0% of its common units on a fully diluted basis and management of Endeavor and TKO OpCo also comprise the majority of management of TKO Group Holdings. However, no single factor was the sole determinant in the overall conclusion that TKO OpCo is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. The unaudited pro forma condensed combined financial information reflects the fact that TKO Group Holdings is the reporting entity and, as the sole managing member of TKO OpCo, TKO Group Holdings consolidates the results of TKO OpCo. In respect of the Transactions, the acquired assets and assumed liabilities of WWE represent a business as defined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the assets and liabilities of TKO Group Holdings (WWE prior to the consummation of the Transactions), as the accounting acquiree, were recorded at their respective fair value as of the date the Transactions were completed.

The following unaudited pro forma condensed combined financial information gives effect to the Transactions and the Convertible Debt Transactions. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023 is presented as if the Transactions and the Convertible Debt Transactions had occurred on January 1, 2023, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of TKO Group Holdings, Inc and WWE, and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where TKO OpCo is considered the acquirer of WWE for accounting purposes. See “Note 2—Basis of Pro Forma Presentation.”

The unaudited pro forma condensed combined financial information for the Transactions and the Convertible Debt Transactions has been developed from TKO Group Holdings, Inc.’s audited financial statements and WWE’s historical financial statements. TKO Group Holdings’ audited statement of operations for the year ended December 31, 2023 is incorporated by reference in this prospectus. The acquisition of WWE is being accounted for as a business combination. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of this prospectus, including valuations of intangible assets as well as the assessment of the tax positions and tax rates of the combined business, which are in process and will be finalized as soon as practicable within the measurement period, but no later than one year following the close of the Transactions. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent the current best estimate of fair value and are subject to revision.

At the closing, each issued and outstanding share of WWE common stock (other than cancelled WWE shares) was converted automatically into one validly issued, fully paid and non-assessable share of TKO Class A common stock. An aggregate of 83,161,123 shares of TKO Class A common stock were issued. TKO’s Class A common stock participates in the earnings of TKO Group Holdings. Additionally, TKO Group Holdings issued to EDR OpCo and certain other subsidiaries of Endeavor a total of 89,616,891 shares of TKO Class B common stock representing, in the aggregate, 51.0% of the total voting power of TKO Group Holdings on a fully diluted basis, in exchange for a payment equal to the par value of such TKO Class B common stock. TKO’s Class B common stock does not participate in the earnings of TKO Group Holdings. Additionally, as a result of the Transactions, TKO Group Holdings became the sole managing member of TKO OpCo, and EDR OpCo and certain other subsidiaries of Endeavor and TKO Group Holdings collectively own 51.0% and 49.0%, on a fully diluted basis, respectively, of TKO OpCo.

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is $8.4 billion, which consisted of 83.2 million shares of TKO Class A common stock valued at $8,061.8 million, replacement equity awards valued at $49.3 million and $321.0 million of deferred consideration paid in the form of a special dividend.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments

As previously noted, the Transactions are being accounted for as a reverse acquisition of WWE using the acquisition method of accounting, with TKO Group Holdings treated as the legal acquirer of WWE and TKO OpCo treated as the accounting acquirer for financial reporting purposes. WWE and TKO OpCo were not entities under common control from an accounting perspective prior to the completion of the Transactions. Upon completion of the Transactions, Endeavor is the indirect parent of both WWE and TKO OpCo. As Endeavor is the indirect parent of TKO OpCo prior to the consummation of the Transactions, TKO OpCo is the predecessor from a financial statement perspective. The predecessor is the reporting entity for accounting purposes but is not the legal acquirer and is also the entity first controlled by the parent of the entities that will be combined. Upon the completion of the Transactions, TKO Group Holdings is the reporting entity and, as the sole managing member of TKO OpCo, TKO Group Holdings consolidates the results of TKO OpCo. The purchase price consideration is allocated to the fair value of the identified assets acquired and liabilities assumed based upon the expected consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statement, the total purchase price to acquire WWE has been allocated to the assets acquired and assumed liabilities of WWE based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on January 1, 2023. These fair values are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities will result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of the Transactions on the consolidated financial position and results of operations of TKO OpCo or TKO Group Holdings.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following materials:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•	WWE’s historical audited consolidated financial statements and related notes for the year ended December 31, 2022, which have been incorporated by reference in this prospectus; and

•	TKO OpCo’s historical audited consolidated financial statements for the year ended December 31, 2023, which have been incorporated by reference in this prospectus.

TKO Group Holdings Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except share and per share amounts)

	TKO Historical	WWE Historical	Transaction Accounting Adjustments			Convertible Debt Transactions Adjustments			Pro Forma Combined
Revenue	$1,674,968	$943,599	$—			$—			$2,618,567
Operating expenses:
Direct operating costs	514,598	619,369	9,113	3	(a)	—			1,143,080
Selling, general and administrative expenses	549,091	305,309	40,071	3	(a)	—			894,471
Depreciation and amortization	164,616	26,558	190,853	3	(b)	—			382,027

Total operating expenses	1,228,305	951,236	240,037			—			2,419,578

Operating income (loss)	446,663	(7,637)	(240,037)			—			198,989
Other (expense) income:
Interest expense, net	(239,042)	(10,751)	642	3	(c)	4,028	3	(c)	(245,123)
Other (expense) income, net	(186)	3,048	(10,537)	3	(d)	—			(7,675)

Income (loss) before income taxes and equity losses of affiliates	207,435	(15,340)	(249,932)			4,028			(53,809)
Provision for (benefit from) income taxes	31,446	62,790	(101,474)	3	(e)	504	3	(e)	(6,734)

Income (loss) before equity losses of affiliates	175,989	(78,130)	(148,458)			3,524			(47,075)
Equity losses of affiliates, net of tax	266	—	—			—			266

Net income (loss)	175,723	(78,130)	(148,458)			3,524			(47,341)
Less: Net (loss) income attributable to non-controlling interests	(32,453)	—	3,056	3	(f)	2,161	3	(f)	(27,236)
Less: Net income (loss) attributable to TKO Operating Company, LLC prior to the Transactions	243,403	—	(243,403)	3	(f)	—			—

Net (loss) income attributable to TKO Group Holdings, Inc.	$(35,227)	$(78,130)	$91,889			$1,363			$(20,105)

Loss per share:
Basic	$(0.43)								$(0.24)	3	(g)
Diluted	$(0.43)								$(0.24)	3	(g)
Weighted average number of common share outstanding:
Basic	82,808								83,507	3	(h)
Diluted	82,808								83,507	3	(h)

See accompanying notes to the unaudited pro forma condensed combined financial statement.

1. Description of the Transactions

In connection with its entry into the transaction agreement, WWE formed two wholly owned subsidiaries, TKO Group Holdings and Merger Sub. Subject to the terms and conditions of the transaction agreement, (i) WWE undertook the Pre-Closing Reorganization, (ii) following the Pre-Closing Reorganization, WWE merged with and into Merger Sub, with WWE surviving the Merger as a direct, wholly owned subsidiary of TKO Group Holdings, (iii) following the Merger, the surviving corporation converted to WWE LLC, a Delaware limited liability company, and (iv) following the conversion of the surviving corporation to WWE LLC, TKO Group Holdings (a) contributed all of the equity interests in WWE LLC to TKO OpCo in exchange for 49.0% of the membership interests in TKO OpCo on a fully diluted basis and (b) issued to EDR OpCo and certain other holders of TKO OpCo 89,616,891 shares of TKO Class B common stock, par value $0.00001 per share, representing, in the aggregate, 51.0% of the total voting power of TKO Group Holdings on a fully diluted basis and no economic rights in TKO Group Holdings, in exchange for a payment equal to the par value of such TKO Class B common stock. As a result of the Transactions, including the Merger, subsidiaries of Endeavor collectively own 51.0% of the economic interests in TKO OpCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in TKO OpCo, 49.0% of the voting power of TKO Group Holdings, and 100.0% of the economic interests in TKO Group Holdings, in each case, on a fully diluted basis. TKO OpCo is deemed to be the accounting acquirer under ASC 805 and thus WWE’s net assets are measured at their fair value.

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of WWE, using established valuation techniques. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, could materially affect TKO Group Holdings’ results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed to date. As of the date of this prospectus, the valuation studies performed to determine the fair value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed will differ from the amounts reflected in the pro forma purchase price allocation, and any differences may be material. The purchase price allocation will be finalized as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

2. Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma statement of operations reflects transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Transactions, irrespective of whether or not such adjustment is deemed to be recurring. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (the “Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (the “Management’s Adjustments”). The selected unaudited pro forma condensed combined financial information presents the Transaction Accounting Adjustments, but does not present the Management’s Adjustments.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions and the Convertible Debt Transactions. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023 is presented as if the Transactions and the Convertible Debt Transactions had occurred on January 1, 2023. This pro forma information is provided for informational purposes only and is based on available information and reasonable assumptions. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of TKO Group Holdings would have been if the Transactions and the Convertible Debt Transactions had occurred on the date indicated, nor is it necessarily indicative of the future consolidated results of operations of TKO Group Holdings. The actual results of operations of TKO Group Holdings will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in value not currently identified and changes in operating results following the dates of the Transactions, the Convertible Debt Transactions and the pro forma financial information.

Accounting for the Transactions

The accompanying unaudited pro forma condensed combined financial statement gives effect to the Transactions, which are accounted for as a reverse acquisition of WWE using the acquisition method of accounting, with TKO Group Holdings treated as the legal acquirer and TKO OpCo treated as the accounting acquirer. In identifying TKO OpCo as the acquiring entity for accounting purposes, WWE and TKO OpCo considered a number of factors, including the relative voting rights and the corporate governance structure of TKO Group Holdings. TKO OpCo is considered the accounting acquirer primarily based on the fact that, subsequent to the consummation of the Transactions, certain subsidiaries of Endeavor have the majority of the voting power over TKO Group Holdings and also control the nomination for a majority of the TKO Board. Additionally, subsequent to the consummation of the Transactions, TKO OpCo is TKO Group Holdings’ only operating subsidiary with certain subsidiaries of Endeavor retaining 51.0% of its common units on a fully diluted basis and management of Endeavor and TKO OpCo comprising the majority of management of TKO Group Holdings. However, no single factor was the sole determinant in the overall conclusion that TKO OpCo is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of WWE, as the accounting acquiree, will be recorded at their respective fair value as of the closing date. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of TKO Group Holdings and WWE, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statement includes the statement of operations impacts of the application of the acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Transactions had on the results of operations of TKO Group Holdings.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Transactions, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the estimated fair values of the identifiable assets acquired and liabilities assumed from WWE, the actual amounts eventually recorded in connection with acquisition accounting, including the property, buildings and equipment, identifiable intangibles and goodwill, could differ materially from the information presented. However, TKO OpCo’s and WWE’s management believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.

3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations presented for the year ended December 31, 2023 (in thousands except for share and per share data):

(a) The adjustments of $9,113 for direct operating costs and $40,071 for selling, general and administrative reflect the following:

i.

This adjustment reflects new compensation agreements with two key TKO Group Holdings executives, which have been incorporated by reference in this prospectus and became effective upon the closing of the Transactions, resulting in $17,492 of compensation expense. Components of the compensation include salaries, cash bonus, and TKO restricted stock awards.

ii.

WWE Restricted Stock Units and Performance Stock Units outstanding immediately prior to the closing of the Transactions that converted into an award of TKO restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable immediately prior to the conversion. The impact of the increase in fair value of the portion of share based payment awards that were issued by TKO Group Holdings related to service to be rendered in the year subsequent to the closing of the Transactions is approximately $14,894.

iii

The accrual of a management services fee adjustment of $16,798, which reflects fees expected to be incurred by WWE 180 days after the closing of the Transactions net of certain historical fees paid by WWE to Endeavor and TKO OpCo’s incremental management service fee paid to Endeavor for the year ended December 31, 2023 in accordance with the services agreement included in the transaction agreement. Of the total management services fee adjustment of $16,798, $9,113 is recorded in direct operating costs and $7,685 is recorded in selling, general and administrative expenses. The annual management services fee is expected to be a recurring expense after the consummation of the Transactions that will increase in future years in accordance with the transaction agreement.

(b) The adjustment of $190,853 reflects recording of (i) $1,303 of depreciation expense in connection with acquisition accounting related to property, buildings and equipment and (ii) $271,864 of intangible asset amortization in connection with acquisition accounting related to the trade names and trademarks, customer relationships, and other intangible assets for a full year less (iii) $82,314 of intangible asset amortization already included in the TKO Group Holdings results.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the trade names, acquired customer relationships, and other intangible assets:

	Estimated fair value	Estimated useful life in years	Amortization expense for full year ended December 31, 2023
Trade Names and Trademarks	$2,188,200	25	$87,528
Customer Relationships	899,700	1 – 18	147,778
Other	128,300	2 – 4	36,558

Total acquired intangible assets	$3,216,200		$271,864

Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using acceptable valuation techniques, such as the “cost approach”, “income approach” (including the relief from royalty and the multi-period excess earnings methods), and “market approach”.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statement. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to goodwill recorded in connection with the Transactions.

(i)

Trade names’ useful life is based on estimated royalties from the licensing value of the asset. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

(ii)	Customer relationships’ useful lives vary based on specific customer data. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

(iii)

Other intangible assets consist of content library, talent roster, and fan database assets. Other intangible assets’ useful lives vary based on nature and expected future cash flows of each asset. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

(c) The net adjustment of $4,670 reflects (i) $4,028 reduction of interest expense related to the Convertible Debt Transactions and (ii) $642 reduction of interest expense related to the payment of the WWE debt at the closing of the Transactions.

(d) The adjustment of $10,537 reflects the reduction of interest income related to WWE’s short-term investments that were converted to cash upon Closing and distributed to TKO shareholders.

(e) The net adjustment of $100,970 represents $70,197 of tax benefit associated with TKO OpCo’s and WWE’s operations in the TKO Group Holdings structure and $30,773 of tax benefit related to acquisition accounting adjustments, recorded at the estimated blended effective tax rate of 26%, based on locations where TKO Group Holdings operates.

(f) The net adjustment of $238,186 is to recognize the noncontrolling interest in TKO OpCo for the year ended December 31, 2023 that is calculated as TKO OpCo’s loss attributable to common units of $55,761 multiplied by EDR OpCo’s ownership interest of TKO OpCo as of the completion of the Transactions. TKO OpCo’s loss attributable to common units of $55,761 is equal to the sum of the WWE historical net loss of $78,130 and TKO OpCo’s historical net income attributable to TKO OpCo of $174,037 adjusted for (i) the decrease due to the Transaction Accounting Adjustments and the Convertible Debt Transactions Adjustments of $144,934 and (ii) the reversal of the tax benefit of $6,734 allocated solely to TKO Group Holdings.

(g) Amount reflects pro forma basic and diluted income per share calculated using TKO Group Holdings’ pro forma income and pro forma weighted average number of shares outstanding.

(h) The weighted average shares outstanding for basic and diluted EPS is based on the 83,161,123 shares of TKO Class A common stock that were issued at the closing of the Transactions, (ii) 169,730 shares of TKO Class A common stock related to the vesting of TKO restricted stock awards granted under the new compensation agreements with two key TKO Group Holdings executives, and (iii) 176,079 shares of TKO Class A common stock related to the Convertible Debt Transactions. TKO Class B common stock do not participate in the earnings of TKO Group Holdings.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance regarding our status as a USRPHC. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

PRINCIPAL AND SELLING STOCKHOLDERS

The tables below set forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock by:

•	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Under the registration rights agreement entered in connection with the closing of the Transactions, we are obligated to register the offer and sale of the shares covered by this prospectus by the selling stockholders.

The amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

The beneficial ownership of our voting securities is based on 80,662,908 shares of our Class A common stock and 89,616,891 shares of our Class B common stock, each issued and outstanding as of April 10, 2024.

Nick Khan and Steven R. Koonin, who are directors of TKO, and Vincent K. McMahon will be selling stockholders and may from time to time offer and sell any or all of their respective shares of Class A common stock set forth below pursuant to this prospectus.

Unless otherwise indicated, the address for each beneficial owner listed below is: c/o TKO Group Holdings, Inc., 200 Fifth Avenue, 7th Floor, New York, NY 10010.

	Class A Common Stock Owned(1)						Class B Common Stock Owned(1)				Combined Voting Power(2)
Name and Address of Beneficial Owner	Before this Offering		Maximum Number of Shares That May be Offered Pursuant to this Prospectus		After this Offering		Before this Offering		After this Offering		Before this Offering	After this Offering
	Number	%			Number	%	Number	%	Number	%	%	%
5% Equityholders
Endeavor Group Holdings, Inc.(3)	91,259,861	53.6	—		91,259,861	53.6	89,616,891	100	89,616,891	100	53.6	53.6
Silver Lake Group, L.L.C.(3)(4)	91,259,861	53.6	—		91,259,861	53.6	89,616,891	100	89,616,891	100	53.6	53.6
Patrick Whitesell(3)(5)	91,259,861	53.6	—		91,259,861	53.6	89,616,891	100	89,616,891	100	53.6	53.6
Vincent K. McMahon(6)	8,021,405	9.9	8,021,405		—	—	—		—	—	4.7	—
BlackRock, Inc.(7)	6,339,199	7.9	—		6,339,199	7.9	—		—	—	3.7	3.7
The Vanguard Group(8)	5,995,356	7.4	—		5,995,356	7.4	—		—	—	3.5	3.5
Lindsell Train Limited(9)	5,885,133	7.3	—		5,885,133	7.3	—		—	—	3.5	3.5
Michael James Lindsell(9)	5,885,133	7.3	—		5,885,133	7.3	—		—	—	3.5	3.5
Nicholas John Train(9)	5,885,133	7.3	—		5,885,133	7.3	—		—	—	3.5	3.5
Ninety One Plc(10)	4,411,978	5.5	—		4,411,978	5.5	—		—	—	2.6	2.6
Ninety One UK Limited(10)	4,345,215	5.4	—		4,345,215	5.4	—		—	—	2.6	2.6
Morgan Stanley(11)	4,214,167	5.2	—		4,214,167	5.2	—		—	—	2.5	2.5
Directors and Named Executive Officers and Selling Stockholders
Ariel Emanuel(3)(12)	91,272,392	53.6	—		91,272,392	53.6	89,616,891	100	89,616,891	100	53.6	53.6
Peter C.B. Bynoe	—	—	—		—	—	—	—	—	—	—	—
Egon P. Durban(3)(4)	91,259,861	53.6	—		91,259,861	53.6	89,616,891	100	89,616,891	100	53.6	53.6
Dwayne Johnson	193,116	*	—		193,116	*	—	—	—	—	*	*
Bradley A. Keywell	—	—	—		—	—	—	—	—	—	—	—
Nick Khan	53,894	*	234,424	(13)	—	—	—	—	—	—	*	—
Steven R. Koonin	4,761	*	3,508		1,253	*	—	—	—	—	*	*
Jonathan A. Kraft	11,265	*	—		11,265	*	—	—	—	—	*	*
Seth Krauss	—	—	—		—	—	—	—	—	—	—	—
Sonya E. Medina	—	—	—		—	—	—	—	—	—	—	—
Mark Shapiro	12,531	*	—		12,531	*	—	—	—	—	*	*
Nancy R. Tellem	—	—	—		—	—	—	—	—	—	—	—
Carrie Wheeler	3,132	*	—		3,132	*	—	—	—	—	—	—
Andrew Schleimer	—	—	—		—	—	—	—	—	—	—	—
All directors and executive officers as a group (13 persons)	91,551,091	53.8	237,932		91,493,689	53.7	89,616,891	100	89,616,891	100	53.8	53.7

*	Less than 1%
(1)

Each TKO OpCo Unit (other than TKO OpCo Units held by us) is redeemable from time to time at each holder’s option for, at our election, newly issued shares of our Class A common stock on a one-for-one basis, or to the extent there is cash available from the sale of newly issued shares of our Class A common stock, a cash payment equal to the closing price of one share of Class A common stock on the last full trading day immediately prior to the redemption date for each TKO OpCo Unit so redeemed, in each case, in accordance with the terms of the TKO Operating Agreement. In this table, beneficial ownership of TKO OpCo Units has been reflected as beneficial ownership of shares of our Class A common stock for which such TKO OpCo Units may be exchanged. When a TKO OpCo Unit is exchanged by a holder thereof, a corresponding share of Class B common stock will be cancelled.

(2)

Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the registered holder to one vote per share and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our Certificate of Incorporation.

(3)

91,259,861 shares of our Class A common stock consist of (i) 76,712,059 TKO OpCo Units (and an equal number of our Class B common stock) held of record by Endeavor OpCo, (ii) 6,362,799 TKO OpCo Units (and an equal number of our Class B common stock) held of record by January Capital HoldCo, LLC (“January HoldCo”), (iii) 6,542,033 TKO OpCo Units (and an equal number of our Class B common stock) held of record by the EDR Subscribers, and (iv) 1,642,970 shares of Class A common stock held of record by WME IMG, LLC (“WME IMG”), in each case as of April 10, 2024. Endeavor is the managing member of Endeavor Manager, LLC, which in turn is the managing member of Endeavor OpCo. Endeavor OpCo is the managing member of January HoldCo, which in turn is the managing member of January Sub. Endeavor OpCo is also the managing member of Endeavor Parent, LLC, which in turn is the sole member of WME IMG Holdings, LLC, which in turn is the sole member of WME IMG. As a result, Endeavor may be deemed to beneficially own the securities held of record by the EDR Subscribers and WME IMG. The address of each EDR Subscriber and WME IMG is c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90210.

The address of each EDR Subscriber and WME is c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90210.
(4)

Silver Lake West Holdco, L.P., Silver Lake West Holdco II, L.P., Silver Lake West VoteCo, L.L.C., and Egon Durban may be deemed to have shared voting power and shared dispositive power over 91,259,861 shares of our Class A common stock held by the EDR subscribers. Silver Lake West Holdco, L.P. and Silver Lake West Holdco II, L.P. (the “West Holdcos”) have designated members of the governing body of Endeavor and as a result may be deemed to share beneficial ownership of the securities beneficially owned by Endeavor. Mr. Durban is the managing member of Silver Lake West VoteCo, L.L.C., which is the general partner of each of the West Holdcos. Mr. Durban is a director of TKO Group Holdings and is a Co-CEO and Managing Member of Silver Lake Group, L.L.C. Securities reported herein are held solely by subsidiaries of Endeavor. Investment funds managed by Silver Lake do not directly hold any equity securities of the Issuers. The principal office of each of Mr. Durban and each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.

(5)

Includes 91,259,861 shares of our Class A common stock beneficially owned by Endeavor. Patrick Whitesell is a member of the governing body of Endeavor and as a result may be deemed to share beneficial ownership of the securities beneficially owned by Endeavor. Mr. Whitesell disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any. The principal office of Mr. Whitesell is c/o Endeavor Group Holdings, Inc., 9601 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90210.

(6)

Vincent K. McMahon is the holder of record of the shares of Class A common stock reported herein and has pledged 1,300,000 of these shares as collateral to secure his obligations under a letter of credit from Morgan Stanley Private Bank, National Association (“MSPB”), some or all of which shares may be sold by MSPB upon the occurrence of events set forth in the applicable documents governing such obligation.

(7)

Based solely on a Schedule 13G filed with the SEC on February 8, 2024, BlackRock, Inc. has sole voting power over 6,105,643 shares of our Class A common stock and sole dispositive power over 6,339,199 shares of our Class A common stock. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(8)

Based solely on a Schedule 13G filed with the SEC on February 13, 2024, The Vanguard Group has shared voting power over 27,525 shares of our Class A common stock, sole dispositive power over 5,900,445 of our Class A common stock and shared dispositive power over 94,911 shares of our Class A common stock. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(9)

Based solely on a Schedule 13G filed with the SEC on February 7, 2024, Lindsell Train Limited (“Lindsell Train”), Michael James Lindsell and Nicholas John Train have shared voting and shared dipositive power over 5,885,133 shares of our Class A common stock. Lindsell Train has investment discretion and voting power over several managed accounts that hold such shares of Class A common stock. Accordingly, Lindsell Train Limited may be deemed to be the beneficial owner of such Class A common stock. Each of Messrs. Lindsell and Train owns a significant membership interest in Lindsell Train and as such may be deemed to control shares held by Lindsell Train by virtue of his interest in Lindsell Train. The business address of Lindsell Train and Messrs. Lindsell and Train is 66 Buckingham Gate, London SWIE 6AU, United Kingdom.

(10)

Based solely on a Schedule 13G filed with the SEC on February 13, 2024, Ninety One Plc has shared voting power over 2,224,508 shares of our Class A common stock and shared dispositive power over 4,411,978 shares of our Class A common stock, and Ninety One UK Limited has shared voting power over 2,157,745 shares of our Class A common stock and shared dispositive power over 4,345,215 shares of our Class A common stock. Ninety One Plc is the parent entity of Ninety One UK. The business address of Ninety One UK Limited is 55 Gresham Street, London, EC2V 7HB, United Kingdom.

(11)

Based solely on a Schedule 13G filed with the SEC on February 9, 2024, Morgan Stanley has shared voting power with respect to 3,782,792 shares of Class A common stock and shared dispositive power with respect to 4,200,763 shares of Class A common stock. The business address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(12)

Includes 12,531 shares of our Class A common stock beneficially owned by Mr. Emanuel and 91,259,861 shares of our Class A common stock beneficially owned by Endeavor. Mr. Emanuel, our Chief Executive Officer and Executive Chair, is a member of the governing body of Endeavor and as a result may be deemed to share beneficial ownership of the securities beneficially owned by Endeavor. Mr. Emanuel disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein, if any.

(13)	Includes 180,530 shares of Class A common stock issuable upon conversion of a portion of restricted stock units held by Mr. Khan that do not vest within 60 days of the date hereof.

Relationships and Agreements with the Selling Stockholders

For information on relationships and agreements between us and certain of the selling stockholders, see “Certain Relationships and Related Party Transactions” incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 27, 2024.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our Certificate of Incorporation, our Bylaws, and the DGCL. This description is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation and Bylaws, which are incorporated by reference into this registration statement, and the applicable provisions of the DGCL. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in our Certificate of Incorporation and Bylaws, as applicable.

Our Certificate of Incorporation authorizes capital stock consisting of:

•	5,000,000,000 shares of our Class A common stock, par value $0.00001 per share;

•	5,000,000,000 shares of our Class B common stock, par value $0.00001 per share; and

•	1,000,000,000 shares of preferred stock, par value $0.00001 per share.

The Company has one class of securities registered under Section 12 of the Exchange Act: Class A common stock.

The following summary describes the material provisions of our capital stock.

Common Stock

Voting

The holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except as required by applicable law. Holders of our Class A common stock and Class B common stock are entitled to one vote per share on all matters submitted to stockholders for their vote or approval.

Dividends

The holders of Class A common stock are entitled to receive dividends when, as and if declared by our Board out of legally available funds.

The holders of our Class B common stock do not have any right to receive dividends other than stock dividends consisting of shares of our Class B common stock, paid proportionally with respect to each outstanding share of our common stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of common stock are entitled to their respective par value, and the holders of our Class A common stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or dissolution of our Company.

Redemption, Transferability and Exchange

Subject to the terms of its limited liability company agreement, the members of TKO OpCo may from time to time cause the Company to redeem any or all of their vested common units (and paired shares of Class B common stock) in exchange for, at our election (subject to certain exceptions), either cash (based on the market price of a share of our Class A common stock) or shares of our Class A common stock.

Other Provisions

None of the Class A common stock or Class B common stock has any pre-emptive or other subscription rights.

At such time as no TKO OpCo Units remain exchangeable for shares of our Class A common stock, all outstanding shares of Class B common stock will be cancelled.

Preferred Stock

We are authorized to issue up to 1,000,000,000 shares of preferred stock. Our Board is authorized, subject to limitations prescribed by Delaware law and our Certificate of Incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of each series. Our Board is also authorized to designate any qualifications, limitations, or restrictions on each series of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class B common stock, which could have a negative impact on the market price of our Class A common stock.

Corporate Opportunity

Our Certificate of Incorporation provides that, to the fullest extent permitted by law, the Company renounces any interest or expectancy in a transaction or matter that may be a corporate opportunity for it, and the directors of the Company (other than in their capacity as officers and employees of the Company), certain directors, principals, officers, employees, members, equityholders and/or other representatives of Endeavor and its respective affiliates, or any of the Company’s non-employee directors have no duty to present such corporate opportunity to the Company and may invest in competing businesses or do business with the Company’s clients or customers.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The provisions of our Certificate of Incorporation and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Our Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our Board.

These provisions include:

Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by law, special meetings of the stockholders can only be called by the Board, the executive chair, the chief executive officer, or any holder of 25% or more of the voting power of the Company’s issued and outstanding capital stock. Except as described above, stockholders are not permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Procedures. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws do not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, unless otherwise required by law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger, or otherwise.

Business Combinations with Interested Stockholders. Our Certificate of Incorporation provides that we are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent, or other employee or stockholder of our company to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Our Certificate of Incorporation also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders are not deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Directors’ Liability; Indemnification of Directors and Officers

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL and provides that we provide them with customary indemnification and advancement of expenses. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC.

Securities Exchange

Our Class A common stock is listed on NYSE under the symbol “TKO.”

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes their permitted transferees, donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the selling stockholders that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part (collectively, the “holders”), may, from time to time, sell, transfer or otherwise dispose of any or all of their shares on the NYSE or any other stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We have registered the offer and sale of the securities covered by this prospectus so that those securities may be freely sold to the public by the selling stockholders. Registration of the resale of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the selling stockholders.

The holders may use any one or more of the following methods when disposing of their shares of our Class A common stock:

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•

through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and offer and sales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•	distribution to employees, members, partners (including limited partners) or stockholders of the holders;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	through delayed delivery requirements;

•	by pledge to secured debts and other obligations;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by a holder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers, or block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the holders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act (it being understood that the holders shall not be deemed to be underwriters solely as a result of their participation in this offering). The holders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

A holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution.

The holders also may transfer the securities in other circumstances, in which case the donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a holder that such a donee, pledgee, transferee or successor intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part to name specifically such person as a holder.

The holders also may, from time to time, subject to provisions in our insider trading policy, pledge or grant a security interest in some or all of the shares of our Class A common stock owned by them, including, but not limited to, under margin provisions of customer agreements with their broker-dealers. If holders default in the performance of their margin loans or other secured obligations, the pledgees or secured parties may offer and sell their shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of holders to include the pledgee, transferee or other successors in interest as holders under this prospectus. The holders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Class A common stock or interests therein, the holder may, subject to provisions in our insider trading policy, enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The holder may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The holder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the holder from the sale of the shares offered by them will be the purchase price of the share less discounts or commissions, if any. Each of the holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of their shares to be made directly or through agents. We will not receive any of the proceeds from the resale of shares of our Class A common stock being offered by the holders named herein.

The holders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

The holders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.

In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the holders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The holders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

To the extent required, the shares of our Class A common stock to be sold, the names of the holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In compliance with the guidelines of the FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 9% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Upon our being notified by any holder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of the participating broker-dealer(s);

•	the specific securities involved;

•	the initial price at which such securities are to be sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and

•	other facts material to the transaction.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

We have advised the holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The holders may indemnify any broker-dealer that participates in transactions involving the sale of their shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify and hold harmless, to the extent permitted by law, each selling stockholder, such selling stockholder’s officers, directors, managers, employees, partners, stockholders, members, trustees, affiliates, agents and representatives, and each person who controls such selling stockholder within the meaning of the Securities Act against all losses, claims, actions, damages, liabilities and expenses (including with respect to actions or proceedings, whether commenced or threatened, and including reasonable attorney fees and expenses) caused by, resulting from, arising out of, based upon or related to any of the following statements, omissions or violations by the Company: (i) any untrue or alleged untrue statement of material fact contained in (A) any registration statement, prospectus, preliminary prospectus or free-writing prospectus, or any amendment thereof or supplement thereto or (B) any application or other document or communication executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such registration under the securities laws thereof, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance. In addition, the Company will reimburse such selling stockholder for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such losses. Notwithstanding the foregoing, the Company shall not be liable in any such case to the extent that any such losses result from, arise out of, are based upon, or relate to an untrue statement or alleged untrue statement, or omission or alleged omission, made in such registration statement, any such prospectus, preliminary prospectus or free-writing prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished in writing to the Company by such selling stockholder expressly for use therein or by such selling stockholder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such selling stockholder with a sufficient number of copies of the same.

We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock covered by this prospectus, including with regard to compliance with state securities or Blue Sky laws. Otherwise, all discounts, commissions or fees incurred in connection with the sale of shares of our Class A common stock offered hereby will be paid by the holder.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP.

EXPERTS

TKO Group Holdings, Inc. The financial statements of TKO Group Holdings, Inc. as of December 31, 2023, and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

World Wrestling Entertainment, LLC (f/k/a World Wrestling Entertainment, Inc.) The financial statements of World Wrestling Entertainment, Inc. and subsidiaries as of December 31, 2022, and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which expresses an unqualified opinion on the financial statements. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Class A common stock being offered hereby. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Class A common stock being offered hereby, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract, or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You can read the registration statement at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements, and other information with the SEC. You can read our SEC filings at the SEC’s website at www.sec.gov. We also maintain a website at tkogrp.com, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus certain information we have filed with the SEC. This means that we disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the documents listed below (other than any portions of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024;

•	our Current Reports on Form 8-K filed with the SEC on January 12, 2024, January 23, 2024 (other than Item 7.01), January 29, 2024 and April 8, 2024;

•

the description of our common stock in our common stock contained in our registration statement on Form 8-A (001-41797) filed with the SEC on September 12, 2023 and any amendment or report filed with the SEC for the purpose of updating the description; and

•

the consolidated financial statements of World Wrestling Entertainment, LLC (f/k/a World Wrestling Entertainment, Inc.) contained in the Existing Registration Statement on Form S-1 (333-274541) filed with the SEC on September 15, 2023.

Any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement.

The reports and documents incorporated by reference into this prospectus are available to the public free of charge on the investor relations portion of our website located at http://investor.tkogrp.com.

We also hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the reports or documents that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address or telephone number:

TKO Group Holdings, Inc.

Attention: Corporate Secretary

200 Fifth Ave, 7th Floor

New York, NY 10010

(646) 558-8333

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$330,198
Accounting fees and expenses	$300,000
Legal fees and expenses	$250,000
Miscellaneous	$219,802

Total	$1,100,000

Item 14. Indemnification of Directors and Officers.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation will also provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) for any transaction from which the director derived an improper personal benefit.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act of 1933, as amended.

We have entered into indemnification agreements with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 15. Recent Sales of Unregistered Securities.

(a)	Issuance of Capital Stock

Subject to the terms of the Transaction Agreement, the aggregate consideration paid to WWE stockholders was 83,162,446 shares of TKO Class A Common Stock in exchange for their previously held WWE securities.

Other than the shares of TKO Class A Common Stock registered by the registrant’s registration statement on Form S-4 (File No. 333-271893), the securities issued in connection with the Transaction Agreement have not been registered under the Securities Act in reliance on an exemption from registration provide by Section 4(a)(2) or other applicable section of the Securities Act.

(b)	Equity Award Grants

In September 2023, we assumed (i) an aggregate of 1,011,285 outstanding restricted stock units covering our Class A Common Stock and (ii) an aggregate of 1,393,475 outstanding performance stock units covering our Class A Common Stock, granted under the WWE 2016 Omnibus Incentive Plan as a result of the consummation on September 12, 2023 of the transactions contemplated by the Transaction Agreement.

In September 2023, we granted restricted stock units covering 459,415 shares of TKO Class A Common Stock to certain employees and non-employee directors pursuant to our 2023 Plan.

None of the transactions listed above involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules.

Some of the agreements included in or incorporated by reference as exhibits to this registration statement contain representations and warranties by the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (1) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (2) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (3) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (4) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith

2.1#	Transaction Agreement, dated April 2, 2023, by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, Zuffa Parent, LLC, World Wrestling Entertainment, Inc., New Whale Inc., and Whale Merger Sub Inc.	424(b)(3)	333-271893	Annex A	08/22/2023

3.1	Amended and Restated Certificate of Incorporation of TKO Group Holdings, Inc.	S-8	333-274480	4.1	09/12/2023

3.2	Amended and Restated Bylaws of TKO Group Holdings, Inc.	S-8	333-274480	4.2	09/12/2023

4.1	Registration Rights Agreement, dated as of September 12, 2023, by and among TKO Group Holdings, Inc., Endeavor Group Holdings, Inc. and Vincent K. McMahon.	8-K	001-41797	4.1	09/12/2023

4.2	Indenture between World Wrestling Entertainment, Inc. and U.S. Bank National Association, as trustee, dated December 16, 2016.	8-K	001-16131	4.1	12/16/2016

4.3	Form of 3.375% Convertible Senior Note due 2023.	8-K	001-16131	4.1	12/16/2016

4.4	First Supplemental Indenture, among World Wrestling Entertainment, Inc., New Whale Inc. and U.S. Bank Trust Company, National Association, as trustee.	8-K	001-16131	4.2	09/12/2023

4.5	Description of Securities.	10-K	001-41797	4.5	02/27/2024

5.1	Opinion of Latham & Watkins LLP.	S-1	333-274541	5.1	09/15/2023

10.1	Amended and Restated Operating Agreement of TKO Operating Company, LLC.	8-K	001-41797	10.1	09/12/2023

10.2	Governance Agreement, dated as of September 12, 2023, by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, January Capital Sub, LLC, January Capital HoldCo, LLC, TKO Operating Company, LLC, TKO Group Holdings, Inc., and Vince McMahon.	8-K	001-41797	10.2	09/12/2023

10.3	Amendment No. 1, dated as of January 23, 2024, to the Governance Agreement, dated as of September 12, 2023, by and among Endeavor Group Holdings, Inc., Endeavor Operating Company, LLC, January Capital Sub, LLC, January Capital HoldCo, LLC, TKO Operating Company, LLC, TKO Group Holdings, Inc., and Vincent K. McMahon.	10-K	001-41797	10.3	02/27/2024

10.4#	Services Agreement, dated as of September 12, 2023, by and among Endeavor Group Holdings, Inc. and TKO Operating Company, LLC.	8-K	001-41797	10.3	09/12/2023

10.5	Form of Indemnification Agreement.	8-K	001-41797	10.15	09/12/2023

10.6+	Term Employment Agreement, dated as of September 12, 2023, by and between TKO Group Holdings, Inc. and Ariel Emanuel.	8-K	001-41797	10.16	09/12/2023

10.7+	Term Employment Agreement, dated as of January 21, 2024, by and between TKO Group Holdings, Inc. and Mark Shapiro.	8-K	001-41797	10.1	01/23/2024

10.8+	Term Employment Agreement, dated as of January 12, 2024, by and between TKO Group Holdings, Inc. and Seth Krauss.	8-K	001-41797	10.1	01/12/2023

10.9+	Term Employment Agreement, dated as of November 5, 2023, by and between TKO Group Holdings, Inc. and Andrew Schleimer.	10-Q	001-41797	10.8	11/07/2023

10.10	Stockholders Agreement, dated April 2, 2023, by and between Endeavor Group Holdings, Inc. and Vincent K. McMahon.	8-K	001-40373	10.1	04/03/2023

10.11+	TKO Group Holdings, Inc. 2023 Incentive Award Plan.	S-8	333-274480	4.3	09/12/2023

10.12+	Form of Stock Option Grant Notice and Stock Option Award Agreement under the TKO Group Holdings, Inc. 2023 Incentive Award Plan.	8-K	001-41797	10.20	09/12/2023

10.13+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the TKO Group Holdings, Inc. 2023 Incentive Award Plan (Sell to Cover).	8-K	001-41797	10.21	09/12/2023

10.14+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under the TKO Group Holdings, Inc. 2023 Incentive Award Plan (Net Settlement).	8-K	001-41797	10.22	09/12/2023

10.15+	World Wrestling Entertainment, Inc. 2016 Omnibus Incentive Plan.	DEF 14A	001-16131	Annex A	03/11/2016

10.16+	Amended and Restated Non-Employee Director Compensation Policy.	10-K	001-41797	10.16	02/27/2024

10.17	First Lien Credit Agreement dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto, Goldman Sachs Bank USA, as administrative agent, collateral agent, swingline lender and issuing bank, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Bank USA, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and KKR Capital Markets LLC as co-documentation agents.	S-1	333-254908	10.10	03/31/2021

10.18	First Refinancing Amendment, dated as of February 21, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.	S-1	333-254908	10.11	03/31/2021

10.19	First Lien Incremental Term Facility Amendment, dated as of April 25, 2017, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent and the initial First Additional Term B Lender.	S-1	333-254908	10.13	03/31/2021

10.20	Third Amendment dated as of March 26, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.	S-1	333-254908	10.14	03/31/2021

10.21	Fourth Amendment dated April 29, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.	S-1	333-254908	10.15	03/31/2021

10.22	Fifth Amendment dated September 18, 2019, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.	S-1	333-254908	10.16	03/31/2021

10.23	Sixth Amendment dated June 15, 2020, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto.	S-1	333-254908	10.18	03/31/2021

10.24	Second Refinancing Amendment dated as of January 27, 2021, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.	S-1	333-254908	10.12	03/31/2021

10.25	Eighth Amendment, dated October 27, 2021, to the First Lien Credit Agreement, dated as of August 18, 2016 among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended.	8-K	001-40373	10.1	10/27/2021

10.26	Third Refinancing Amendment dated as of April 10, 2023, among Zuffa Guarantor, LLC, UFC Holdings, LLC, the lenders party thereto and Goldman Sachs Bank USA, as administrative agent.	10-Q	001-40373	10.4	05/09/2023

10.27#	Tenth Amendment, dated as of June 26, 2023, to the First Lien Credit Agreement, dated as of August 18, 2016, among Zuffa Guarantor, LLC, UFC Holdings, LLC, Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto, as amended.	10-Q	001-40373	10.6	08/08/2023

10.28+	Employment Agreement, dated as of November 22, 2023, by and between TKO Group Holdings, Inc. and Nick Khan.	10-K	001-41797	10.28	02/27/2024

10.29#,^	Independent Contractor Services and Merchandising Agreement, dated as of January 22, 2024, by and among World Wrestling Entertainment, LLC, 7 Bucks Entertainment, Inc., DJIP, LLC and Tag-Team Enterprises, Inc.	10-K	001-41797	10.29	02/27/2024

10.30#,^	IP Assignment Agreement, dated as of January 22, 2024, by and among DJIP, LLC, Tag-Team Enterprises, Inc., 7 Bucks Entertainment, Inc., World Wrestling Entertainment, LLC and TKO Group Holdings, Inc.	10-K	001-41797	10.30	02/27/2024

10.31^	Award Agreement, dated as of January 22, 2024, by and between TKO Group Holdings, Inc. and Dwayne Johnson	10-K	001-41797	10.31	02/27/2024

21.1	Subsidiaries of TKO Group Holdings, Inc.	10-K	001-41797	21.1	02/27/2024

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of TKO Group Holdings, Inc.					*

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of World Wrestling Entertainment, LLC (f/k/a World Wrestling Entertainment, Inc.).	S-1	333-274541	23.2	09/15/2023

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).	S-1	333-274541	23.4	09/15/2023

24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement).	S-1	333-274541	24.1	09/15/2023

97.1	TKO Group Holdings, Inc. Policy for Recovery of Erroneously Awarded Compensation.	10-K	001-41797	97.1	02/27/2024

107	Calculation of Filing Fee Tables.	S-1	333-274541	107	09/15/2023

*	Filed herewith.
#

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish supplemental copies of any of the omitted schedules or similar attachments upon request by the SEC.

^

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Registrant undertakes to furnish unredacted versions of the exhibit upon request by the SEC.

+	Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i), (1)(a)(ii), and (1)(a)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 12, 2024.

TKO GROUP HOLDINGS, INC.

By	/s/ Andrew Schleimer
Name: Andrew Schleimer
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Ariel Emanuel, Andrew Schleimer and Seth Krauss, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies, and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying, and confirming all that such agents, proxies, and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this this Post-Effective Amendment No. 2 to the Registration Statement has been signed on April 12, 2024, by the following persons in the capacities indicated.

SIGNATURE	TITLE

/s/ Ariel Emanuel Ariel Emanuel	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Andrew Schleimer Andrew Schleimer	Chief Financial Officer (Principal Financial Officer)

/s/ Shane Kapral Shane Kapral	Chief Accounting Officer (Principal Accounting Officer)

* Mark Shapiro	President and Chief Operating Officer and Director

* Nick Khan	President of WWE and Director

* Peter C.B. Bynoe	Director

* Egon P. Durban	Director

/s/ Dwayne Johnson Dwayne Johnson	Director

/s/ Brad Keywell Brad Keywell	Director

* Steven R. Koonin	Director

* Jonathan A. Kraft	Director

* Sonya E. Medina	Director

* Nancy R. Tellem	Director

* Carrie Wheeler	Director

*/s/ Seth Krauss Attorney-in-fact